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Exhibit 23.6

Consent of Cawley Gillespie & Associates, Inc. Petroleum Engineers

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-3 of Cimarex Energy Company and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Magnum Hunter Resources, Inc.'s oil and gas reserves as of January 1, 2005.

/s/ Cawley Gillespie & Associates, Inc.

Cawley Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas
May 20, 2005

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Consent of Cawley Gillespie & Associates, Inc. Petroleum Engineers